UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2015
Remark Media, Inc.

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, Suite 400 Las Vegas, NV	89169	702-701-9514
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2015, Remark Media, Inc. (“we”, “us” or “our”) entered into Subscription Agreements with certain investors with respect to the registered direct offering (the “Offering”) of 339,000 shares (the “Shares”) of our common stock, $0.001 par value per share (the “Common Stock”), at an offering price of $4.00 per share. We offered and sold the Shares directly to investors without a placement agent, underwriter, broker or dealer. The Offering closed on July 10, 2015.

We issued the Shares under our effective shelf Registration Statement on Form S-3 (File No. 333-202024), and we filed a prospectus supplement to such registration statement relating to the Offering with the Securities and Exchange Commission on July 9, 2015.

The net proceeds to us from the sale of the Shares in the Offering, after deducting offering expenses, are expected to be approximately $1.3 million. We intend to use the net proceeds of the Offering for general corporate purposes, which may include working capital for our various business units, acquisitions and capital expenditures.

We have attached a copy of the Form of Subscription Agreement relating to the Shares, which is incorporated herein by reference, as Exhibit 10.1. The legal opinion of Olshan Frome Wolosky LLP, relating to the Shares offered, is filed as Exhibit 5.1 to this report. The descriptions of these documents herein are not complete and are qualified in their entirety by reference to the full text of such documents attached as exhibits hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
5.1	Opinion of Olshan Frome Wolosky LLP
10.1	Form of Subscription Agreement, dated July 9, 2015, between Remark Media, Inc. and each of the investors in the offering
23.1	Opinion of Olshan Frome Wolosky LLP (included in Exhibit 5.1)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Media, Inc.

Date:	July 13, 2015	By:	/s/ Douglas Osrow
		Name:	Douglas Osrow
		Title:	Chief Financial Officer